For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Worldwide
212-896-1250 / 212-896-1233

YTB International Posts Answers to Frequently Asked Questions Regarding its 3-For-1 Split
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WOOD RIVER, Ill., August 6, 2007 - YTB International, Inc. (OTC: YTBLA.PK) (“YTB” or the “Company”) today announced it has created a special web page with information regarding its recent 3-for-1 stock split, including answers to frequently asked questions. The web page is accessible via the Company’s investor website, www.ytbi.com/investor.

The information the Company has posted on the web page is intended to assist in answering shareholders’ questions and provide the existing publicly available information regarding the 3-for-1 split in one central location. Shareholders should do their own thorough research of the Company, and if possible consult an investment advisor before making any investment decisions.

YTB International will update shareholders as more information becomes available.

About YTB International
YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as “Reps.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents (RTAs, now numbering over 100,000), collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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This document is available on the KCSA Worldwide Website at www.kcsa.com.